PROXY STATEMENT
        PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No.      )

Filed by the Registrant  |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|    Preliminary Proxy Statement

|_|    Confidential, for Use of the Commission Only (as permitted by Rule
       14a-6(e)(2)

|X|    Definitive Proxy Statement

|_|    Definitive Additional Materials

|_|    Soliciting Material Pursuant to Section 240.14a-11(c) or Section
       240.14a-12

                           INTERNATIONAL LEISURE HOSTS, LTD.
                 ----------------------------------------------
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|_|    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).


|_| $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

|_|    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0- 11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

|_|    Fee paid previously with preliminary materials.

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                        INTERNATIONAL LEISURE HOSTS, LTD.

                             3207 SOUTH HARDY DRIVE

                              TEMPE, ARIZONA 85282
--------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
--------------------------------------------------------------------------------
TO THE SHAREHOLDERS:

         The Annual Meeting of Shareholders of International Leisure Hosts, Ltd., a Wyoming corporation (the "Company"), will be held on January 4, 2002, at 10:00 a.m., local time, at the Company's corporate offices at 3207 S. Hardy Drive, Tempe, Arizona 85282 for the following purposes:

         1. To elect directors and chairman to serve for the ensuing year and until their successors are elected;

         2. To ratify the appointment of Deloitte & Touche LLP as independent accountants of the Company for the fiscal year ending March 31, 2002; and

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only shareholders of record at the close of business on December 14, 2001 are entitled to notice of and to vote at the meeting.

All shareholders are cordially invited to attend the meeting in person.

                                                   Sincerely,

                                                   Michael P. Perikly, President
December 17, 2001
Tempe, Arizona
--------------------------------------------------------------------------------
         Whether or not you expect to attend the Meeting, please complete, date and sign the enclosed Proxy and mail it promptly in the enclosed envelope to assure representation of your shares. No postage need be affixed if mailed in the United States. If you attend the Annual Meeting, you may revoke the proxy card and vote your shares in person.
--------------------------------------------------------------------------------

                        INTERNATIONAL LEISURE HOSTS, LTD.
                             3207 South Hardy Drive
                              Tempe, Arizona 85282
--------------------------------------------------------------------------------
                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                 January 4, 2002
--------------------------------------------------------------------------------
                 INFORMATION CONCERNING SOLICITATION AND VOTING
General
         The enclosed Proxy is solicited by the Board of Directors of International Leisure Hosts, Ltd. (the "Company") for use at the Annual Meeting of Shareholders ("Annual Meeting") to be held January 4, 2002 at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The corporate offices of the Company are located at 3207 South Hardy Drive, Tempe, Arizona 85282 and its telephone number at that address is (480) 829-7600.

         The Annual Meeting will be held at the Company's offices located at 3207 South Hardy Drive, Tempe, Arizona 85282.

         These proxy solicitation materials were mailed on or about December 18, 2001.

Record Date And Share Ownership

         Shareholders of record at the close of business on December 14, 2001 are entitled to notice of and to vote at the meeting. At the record date, 694,457 shares of the Company's Common Stock, $.01 par value ("Common Stock"), were issued and outstanding (excluding 23,966 treasury shares). As of May 22, 2001, the following table sets forth share ownership by each director, by all officers and directors as a group, and by persons known by the Company to be or who may be deemed to be the beneficial owners of more than 5% of the Company's Common Stock:

                                      Number                         Percent
Name and Address                    of Shares                        of Total
----------------                    ----------                       --------
Robert L. Walker                    366,669 (A)                        52.8%
Director
P.O. Box 187
Moran, WY 83013

A. Clarene Law                        3,000                              *
Director
P.O. Box 575
Jackson, WY 83001

Michael P. Perikly                    2,500                              *
President
3207 S. Hardy Drive
Tempe, Arizona 85282

                                      Number                         Percent
Name and Address                    of Shares                        of Total
----------------                    ----------                       --------
William S. Levine                   124,233 (B)                        17.9%
Director
Levine Investments Limited
  Partnership
1702 E. Highland Ave., #312
Phoenix, Arizona 85016

Krist A. Jake                        73,800 (C)                        10.6%
P.O. Box 640219
San Francisco, CA 94164

Bar-B-Bar Corporation                37,307 (D)                         5.4%
Max C. Chapman, Jr.
P.O. Box 194
Scarborough, New York 10510

All Officers and                    496,402                            71.5%
Directors as a
group (4 persons)
-----------------------
* Less than 1%

(A)      Includes shares owned jointly with Mr. Walker's wife.

(B) Based on Schedule 13G filed with the Securities and Exchange Commission on March 12, 1998 by William S. Levine and Levine Investments Limited Partnership.

(C) Based on Schedule 13G filed with the Securities and Exchange Commission on June 7, 1997 by Krist A. Jake.

(D) Based upon Form 13D filed with the Securities and Exchange Commission on December 6, 1991 by Bar-B- Bar Corporation and Max C. Chapman, Jr.

Revocability of Proxies

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Voting and Solicitation

         Each shareholder present in person or by proxy at the Annual Meeting shall be entitled to one vote for each full share of stock registered in the name of such shareholder on the record date.

         Every shareholder entitled to vote at the Annual Meeting may do so either (i) in person or (ii) by one or more agents authorized by a written proxy executed by the person or such shareholder's duly authorized agent, whether by manual signature, typewritten, telegraphic transmission or otherwise. Every proxy must be executed in writing (which shall include telegraphing or cabling) by the shareholder or by his duly authorized agent.

         Proxies in the accompanying form are solicited on behalf, and at the direction, of the Board of Directors of the Company. All shares represented by properly executed proxies, unless such proxies have previously been revoked, will be voted in accordance with the direction on the proxies. If no direction is indicated, the shares will be voted in favor of the proposals to be acted upon at the Annual Meeting.

         Provided a quorum is present, the affirmative vote of a majority of the combined voting power of the Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the election of each nominee and the approval of Proposal 2. The presence at the Annual Meeting in person or by proxy of shareholders holding of record a majority of the total number of shares of Common Stock then issued and outstanding, and entitled to vote, shall be sufficient to constitute a quorum for the transaction of any business. Abstentions and broker non-votes are each included in the determination of the number of shares present for quorum purposes. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

         The cost of this solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other personnel representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers, and regular employees, without additional compensation, personally or by telephone or telegram.

Deadline for Receipt of Shareholder Proposals

         Proposals of shareholders of the Company which are intended to be presented by such shareholders at the Annual Meeting for the fiscal year ending March 31, 2002, must be received by the Company no later than July 1, 2002, in order that they may be included in the proxy statement and form of proxy relating to that meeting.

         If a shareholder wishes to present to the Company an item for consideration as an agenda item for a meeting of shareholders, he must give timely notice to the Secretary of the Company and give a brief description of the business desired to be discussed. To be timely for this meeting, such notice must be delivered to or mailed to and received by the Company at its corporate offices no later than December 21, 2001.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS
Nominees

         Five persons have been nominated for election as directors (including Robert L. Walker, who has also been nominated for election as Chairman of the Board of Directors) at the Annual Meeting to be held on January 4, 2002. If any of the nominees shall be unable or unwilling to serve, it is intended that the proxy will be voted for the election of such other person or persons as the Company's management may recommend in the place of such nominee. The management has no reason to believe that any of the nominees will be unable or unwilling to serve.

         The names of the nominees and certain information about them are set forth below:

Name of Nominee            Age      Principal Occupation          Director Since
---------------            ---      --------------------          --------------
Robert L. Walker           68       CEO, Chairman and Director         1997
                                    of the Company

A. Clarene Law             67       Owner and CEO of                   1992
                                    Elk Country Motels

Bonnie J. Walker           65       Gift shop manager                  1999
                                    of the Company
                                    Secretary/Treasurer of PNI, Inc.

William S. Levine          69       Director, Infinity                 1999
                                    Broadcasting Corporation

Victor W. Riches           51       Real Estate Developer              1999

         All directors will hold office until the next Annual Meeting of Shareholders and the election and qualification of their successors. Directors may be removed by a majority vote of the shareholders at the Annual Meeting or special meeting called for such purpose.

         The Company's officers, except for the chairman, are elected by the directors and serve at the pleasure of the directors. The Company does not have any employment contracts with its employees.

Business Experience of Nominees,  Directors and Officers

         Robert L. Walker was elected Chairman and C.E.O. on April 23, 1999. He also served as President from September 30, 1997 to April 22, 1999. Mr. Walker has been an executive with numerous companies over the last 36 years. From 1976 to the present, he has been President of PNI, Inc., a privately owned investment company. From 1989 to 1994 he was President and Chairman of Turf Paradise, Inc., an Arizona based, publicly traded company that owns and operates a thoroughbred horse racing facility conducting pari-mutuel wagering.

         A. Clarene Law was elected to the Board of Directors on September 11, 1992. She is the owner and Chief Executive Officer of Elk Country Motels which operates four motel properties aggregating 270 rooms in Jackson, Wyoming. Mrs. Law has over 35 years experience in the hospitality industry.

         Bonnie J. Walker was elected to the Board of Directors on April 23, 1999. She has served on numerous boards and committees of various charitable organizations and since late 1997 has been associated with the Company in various capacities.

         William S. Levine was elected to the Board of Directors on April 23, 1999. He has been the Chairman and C.E.O. of Outdoor Systems, Inc., a national billboard company that recently merged with a subsidiary of the National Broadcasting Company. He is currently a director of Infinity Broadcasting Corporation and the Chairman of Infinity Outdoor, Inc. Additionally, he has served on various boards of directors of both private and public companies and is an owner and officer of numerous privately-owned firms.

         Victor W. Riches was elected to the Board of Directors on April 23, 1999. He graduated from the Arizona State University College of Law (Magna Cum Laude) in 1975. He has served on numerous Boards, Committees and Offices of both charitable and non-charitable organizations, including: Turf Paradise, Inc., Arizona Center for the Handicapped, Bethany Ranch Home, YMCA of Metropolitan Phoenix, as well as many others. Mr. Riches has published numerous articles in a variety of trade magazines. He currently is a real estate developer in Arizona, Nevada and California.

         Michael P. Perikly, CPA, was elected President of the Company on April 23, 1999. Prior to that he served as Treasurer and Chief Financial Officer of the Company from September 30, 1997 to April 22, 1999. He also served on the Board of Directors from December, 1997 until April, 1999. From 1990 to the present, he has been Chief Financial Officer of PNI, Inc., a privately owned investment company. From 1989 to 1994, Mr. Perikly was the Chief Financial Officer, Secretary and Treasurer of Turf Paradise, Inc.

         Thomas J. Kase, CPA, was elected Secretary/Treasurer of the Company on April 23, 1999. He is currently with the firm of Gaintner Bandler Reed, PLC. Mr. Kase graduated from Loyola University in Los Angeles and has been a certified public accountant since 1974.

Section 16(a) Beneficial Ownership Reporting Compliance

         Under the securities laws of the United States, the Company's directors, its executive officers, and any person holding more than 10% of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to disclose any failure to file by these dates. All of these filing requirements were satisfied during the year ended March 31, 2000. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the Commission.

Audit Committee

         The Company does not have a formal auditing committee. Instead, the Board of Directors fulfills this responsibility. The Board has reviewed and discussed the audited financial statements with management as well as certain matters required by SAS 61. In addition, the Board has received disclosures regarding the auditors' independence as required by 15 BS No. 1 and has discussed this with the auditors. Based on their review, the Board has recommended that the audited financial statements be included in the Form 10-KSB.

Board Meetings and Committees

         During fiscal 2000, there was no compensation, nominating or other Board of Directors' committee performing similar functions.

         The Board of Directors executed one Consent of Action in Lieu of Meeting during the fiscal year ended March 31, 2001.

Executive Officers*

Name of Officer            Age      Principal Occupation
---------------            ---      --------------------
Robert L. Walker           68       Chairman/CEO/ Director

Michael P. Perikly         50       President

Thomas J. Kase             53       Secretary/Treasurer

* See "Business Experience of Nominees, Directors and Officers" above for a biographical summary.

Remuneration of Directors and Officers

         The following table sets forth, with respect to the years ended March 31, 2001, 2000 and 1999, compensation awarded to, earned by or paid to the Company's chief executive officer, President, and Secretary/Treasurer.

      SUMMARY COMPENSATION TABLE
      (A)                   (B)             (C)
Name and principal
Position                   Year           Salary
------------------         ----           ------
Robert L. Walker           2001              -
CEO*                       2000              -
                           1999              -

Michael P. Perikly         2001           $125,000
President**                2000             75,000

All executive officers
as a group (three)         2001          $ 125,000
           (three)         2000          $  75,000
           (three)         1999          $  36,000

All executive officers as a group received cash compensation for services rendered to the Company over the three years, a portion of which was paid pursuant to the management contracts described below under the heading "Certain Transactions."

* Robert L. Walker became Chairman of the Company and its Chief Executive Officer on April 23, 1999 and served as President from September 30, 1997 to April 22, 1999.

**       Michael P. Perikly became President of the Company on April 23, 1999.

         There are no compensation arrangements for directors.

Certain Transactions

         General and administrative - related party expenses for the years ended March 31, 2001, 2000 and 1999 represent management fees and administrative expenses paid to related parties and totaled $267,774, $219,038, and $155,713, respectively. Related parties during the years ended March 31, 2001, 2000 and 1999 are owned by the Company's current majority owner, Robert Walker, or family members. Related parties during the years ended March 31, 2001 and 2000 also include a company owned by the Company's current President, Michael P. Perikly.

         The Company incurred borrowings under line of credit agreements with related parties (Note 5). Interest incurred for the years ended March 31, 2001, 2000 and 1999 was $112,115, $123,230 and $108,985, respectively. For fiscal years 2001, 2000 and 1999, the Company capitalized $52,465, $44,932 and $39,019 of interest, respectively.

         During 1999, the Company repurchased 41 snowmobiles from a related party for $75,645. The Company subsequently sold the snowmobiles to an unrelated entity and recognized a loss of approximately $14,000.

         At March 31, 2000, the Company recorded payables of $70,563 to related parties for certain operating expenses paid by the related parties on behalf of the Company.

         During the years ended March 31, 2001 and 2000, the Company paid approximately $30,000 each year to a related party for construction costs related to the new employee housing and other facility improvements.

                                   PROPOSAL 2

                             INDEPENDENT ACCOUNTANTS

         The Board of Directors has appointed Deloitte & Touche LLP as independent accountants and recommends that it's shareholders vote FOR ratification of such appointment to audit the consolidated financial statements of the Company for the fiscal year ending March 31, 2002. Deloitte & Touche LLP has audited the Company's financial statements annually since April, 1983. Its representatives are not expected to be present at the meeting.

                                  OTHER MATTERS

         The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card or sheet to vote the shares they represent as the Board of Directors may recommend.

                              AVAILABLE INFORMATION

         The Company files annual reports on Form 10-KSB with the Securities and Exchange Commission. A copy of the Form 10-KSB Annual Report for the fiscal year ended March 31, 2001 may be obtained, free of charge, upon written request by any shareholder to Michael P. Perikly, President, International Leisure Hosts, Ltd., 3207 S. Hardy Drive, Tempe, Arizona 85282.

                                            BY ORDER OF THE BOARD OF DIRECTORS,

                                            /S/ Thomas J. Kase
                                            Thomas J. Kase
                                            Secretary

Tempe Arizona
December 17, 2001

                        INTERNATIONAL LEISURE HOSTS, LTD.

                              a Wyoming Corporation

                              Ticker Symbol "ILHL"

                               2001 ANNUAL REPORT

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------
                                             FISCAL YEAR ENDED MARCH 31,
                                       (In thousands except per share amounts)
                                      ----------------------------------------
                                      2001     2000     1999     1998     1997
                                      ----     ----     ----     ----     ----
Total Revenues                      $4,539   $4,739   $4,218   $4,631   $4,094
Net Income (Loss)                      427      341      292      156    (113)
Net Income (Loss) Per Share-Basic      .61      .49      .42      .23    (.16)
Total Assets                         6,710    6,533    6,212    5,393    5,363
Long-Term Obligations                    0        0        0        0      446
Shareholders' Equity                 4,887    4,460    4,120    3,828    3,672
Book Value Per Share                  7.04     6.42     5.93     5.51     5.29

COMMON STOCK
--------------------------------------------------------------------------------
         International Leisure Hosts, Ltd. common stock is traded on the OTC bulletin board, quoted by NASDAQ under the symbol "ILHL". The following table sets forth the high and low bid prices for the stock for each quarter for fiscal years 2000 and 2001.
                                                     Bid
                                          -------------------------
                                            High              Low
                                          -------           -------
         Quarter Ended
         -------------
         June 30, 1999                    $ 5 1/4           $ 4 3/4
         September 30, 1999                 5                 4
         December 31, 1999                  5                 5
         March 31, 2000                     5                 4 1/4
         June 30, 2000                      5                 3 1/2
         September 30, 2000                 4 7/8             4
         December 31, 2000                  5 1/2             4 1/2
         March 31, 2001                     5                 4 3/4

         Over-the-counter market quotations reflect inter-dealer prices, without retail markup, markdown or commissions and may not necessarily represent actual transactions. As of March 31, 2001 there were 694,457 shares of outstanding common stock and an estimated 600 shareholders of record.

         The level of trading during fiscal year 2001 was approximately 9,600 shares the first quarter, 11,100 shares the second quarter, 5,900 shares the third quarter, and 300 shares the fourth quarter ended March 31, 2001. As is readily evident from this trading, ILHL's trading activity has been limited and the volume of transactions should not of itself be deemed to constitute an "established public trading market." A public trading market having the characteristics of depth, liquidity and orderliness depends on the existence of market makers as well as the presence of willing buyers and sellers, which are circumstances over which the Company does not have control.

         It is the policy of the Company not to pay dividends but instead to retain corporate earnings for use in the operation and expansion of its business.

PRESIDENT'S LETTER
--------------------------------------------------------------------------------
Dear Shareholders:

         I am pleased to report that your Company performed extremely well in the fiscal year ended 2001 and had one of its most profitable years ever. Although total revenues decreased 4% from 2000, primarily due to a fire during the summer that forced the resort to close for two weeks, we ended the year with net income of $427,000, a 25% increase over the prior year's net income of $341,000. A significant portion of this increase came from our winter season, one of the best in the last five years.

         The last several years have been extremely good for Flagg Ranch, with our income climbing from a negative $113,000 in 1997 to $427,000 last year, but, as I indicated in last year's report, the future, unfortunately, does not look as promising. The National Park Service has issued regulations to ban the use of snowmobiles in most of the parks beginning in the winter of 2002/2003. Once the ban is in effect, we anticipate up to a 35% reduction in revenues due to the loss of our winter snowmobile business in the future.

         A lawsuit, filed by the snowmobile manufacturer and other interested parties to overturn the NPS ban, has recently been settled, with the requirement that the Park Service reopen the snowmobile issue. The Park Service will be issuing a supplemental environmental impact statement early in 2002 for public comment with a final determination being made by the 4th quarter of 2002. While there is no requirement that the Park Service overturn their ban, we are hopeful that some form of snowmobiling will be allowed in Yellowstone and Grand Teton Parks in the future.

         In addition to the uncertainty regarding the winter snowmobile issue, the events of September 11th, coupled with the downturn in the economy in the last half of 2001, are having an extremely negative impact on next year's financial results. We are already experiencing a 30% decrease in our reservations for the 2001/2002 winter season. This could translate to a loss of revenue of over $300,000 for the year. While we are hopeful that, with time, travel and tourism levels will increase to pre-September levels, we feel obligated to inform our shareholders of the current impact of the tourism slowdown.

         Thanks to the hard work of our employees, the redevelopment of Flagg Ranch is very near completion. The 54 motel units located along the Snake River along with three cabins have been converted into employee housing. The relocation of the motel units to the upper bench in accordance with our federal concession contract was about 80% complete at the end of the fiscal year, and as of December, 2001, was 100% complete.

         As always, I encourage you to come to Flagg Ranch and see your resort. We thank you for your involvement with International Leisure Hosts, Ltd. and pledge to continue our efforts to enhance the value of the Company.



Sincerely,

/S/ Michael P. Perikly
Michael P. Perikly
President

CORPORATE OVERVIEW
--------------------------------------------------------------------------------
THE BUSINESS

         The Company's principal business is the ownership and operation of Flagg Ranch Resort ("Flagg"), a full-service resort motel and trailer park located in the John D. Rockefeller Jr. Memorial Parkway approximately four miles north of Grand Teton National Park ("Grand Teton") and two miles south of the southern entrance of Yellowstone National Park ("Yellowstone"). Flagg's location is ideal.

         Flagg provides overnight accommodations to national park visitors for up to 328 persons per night via its 92 cabins. In addition to the cabin units, Flagg operates a full service trailer park and campground that provides water, electrical and sewer connections for 97 recreational vehicles, plus 74 campsites without utility hookups.

         Flagg undertook major redevelopment efforts in fiscal years 1995 and 1996 which included construction of a new main lodge building, 92 new cabin units, a maintenance building and a laundry facility. The new lodge and cabins opened for business in May 1995. The lodge, which replaced existing facilities, includes a restaurant, lounge, gift shop, grocery store, front desk and gasoline station. The new cabin units replaced 42 rustic cabin units and a 54-unit motel, both of which were removed from the property.

         Flagg is operated as a seasonal resort. The two seasons, summer and winter, coincide with the opening and closing dates of the two national parks.

SUMMER SEASON

         The summer season, which runs from approximately May 23rd through October 8th of each year, is the height of activity at Flagg. In addition to the motel and trailer park/campground accommodations, Flagg offers numerous services and activities for the guests' enjoyment including Snake River float trips, horseback riding and a variety of scenic hiking trails. The summer season accounted for 65% and 72%, respectively, of Flagg's fiscal 2001 and 2000 operating revenues.

         Prior to the recently completed redevelopment of its facilities, Flagg was not a destination stop in the summer, but instead provided basic services for visitors to the two national parks. Most of the guests stayed one to two nights and the majority of the patrons represented overflow from other national park facilities similar to those provided by Flagg. However, with the completion of the new main lodge and cabin units, management believes that Flagg now offers facilities equal to or superior to those of other national park concessionaires. As a result, Flagg intends to develop a reputation as a destination location for visitors, in addition to catering to guests staying for only one to two nights.

WINTER SEASON

         The winter season, which runs from mid-December through early-March accounted for 35% and 28%, respectively, of Flagg's fiscal 2001 and 2000 operating revenues. Yellowstone receives approximately 150 to 400 inches of snowfall per year which turns the park into a winter recreational destination. The National Park Service ("NPS") grooms, but does not plow, the snow on the roads inside the park. The only modes of transportation into the park are snowmobile and snowcoach.

         Management believes that Flagg's location at the south entrance to Yellowstone makes it a premiere location for winter visitors. The road is well plowed from Jackson, Wyoming to the Flagg entrance offering easy access to Flagg for visitors. However, visitors cannot proceed past Flagg and into Yellowstone unless they are traveling via snowmobile or snowcoach. Flagg is the only vendor licensed by the NPS with unguided snowmobile tours at the south entrance to Yellowstone. In fiscal year 2001, Flagg had a fleet of 85 Polaris snowmobiles available to the public for rental. In addition, Flagg offers daily trips to Old Faithful Lodge in Yellowstone via its two 11-passenger snowcoachs. Cross-country skis and snowshoes are also available for rental.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
GENERAL

         The Flagg facilities are located on approximately 70 acres in the John
D. Rockefeller Jr. Memorial Parkway. This entire tract of land which the Company utilizes is owned by the Federal Government and its usage is governed by the terms of the NPS Contract (the "Contract"). The Company receives its operating authorization from the NPS. The Contract which became effective on January 1, 1990 will expire on December 31, 2009. The terms and conditions of the Contract are under the direct supervision of the Superintendent of Grand Teton National Park.

         The Contract requires the Company to provide certain services to the public and authorizes other services that may be offered each year. The Contract grants the NPS the right to regulate the adequacy, types and charges of all services offered to the public. Proprietary rights to certain facility improvements constructed by the Company (including the new lodge and new cabin units) have been granted to the Company under the terms of the Contract; however, the NPS may terminate the Contract and purchase the Company's improvements, upon a determination that the public interest requires Federal Government ownership of the improvements. In such event, the Federal Government is required to pay a price for said improvements equal to the cost of reconstruction less depreciation.

                  During fiscal year 2000, the Company incurred costs of approximately $625,000 to move its employee housing from its current location to the high ground above the river. During fiscal year 2001, the Company incurred additional costs of approximately $433,000 related to this move.

         Under the terms of the Contract, the Company is required to move the existing 54-unit riverside motel, which has been converted to employee housing, from its current location to the high ground above the Snake River and make other improvements prior to December 31, 2002. The remaining cost is estimated to be between $250,000 and $500,000 depending on the extent of additional improvements required by the NPS.

RESULTS OF OPERATIONS

         The Company's net income was $427,000, $.61 per share for the year ended March 31, 2001. This compares to net income of $341,000, $.49 per share, in 2000 and net income of $292,000, $.42 per share, in 1999. The primary factor contributing to the $86,000 increase in 2001 net income was an increase in snowmobile and snowcoach rentals during the winter season. Changes in the Company's revenues and expenses for the fiscal years 2001 and 2000 are summarized below. All references to years represent fiscal years ended March 31.

Revenues

         Total revenues for 2001 decreased by $200,000 or 4% from 2000. Of this decrease, $264,000 was from lodging, $56,000 from RV/tent rental, $130,000 from food service, $52,000 from grocery store sales, $65,000 from gift shop sales, $16,000 from float trip revenue, $13,000 from trail ride revenue, and $3,000 in interest income. Offsetting these decreases were increases of $8,000 in gasoline sales, $185,000 in snowmobile rental, $14,000 in snowcoach rental, $19,000 in transportation revenue, and $173,000 in other income, primarily insurance proceeds from the Company's business interruption policy. All of the decreases are mainly attributable to the temporary closure of the Company's resort during the summer season due to wildfires in Yellowstone and Grand Teton Parks. Increases in winter activities, snowmobile, snowcoach and transportation, are due to higher numbers of winter visitors, possibly due to the anticipated future elimination of snowmobile use in the Parks. Gasoline sales increased due to increases in unit sales prices.

         Total revenues for 2000 increased by $520,000 or 12% over 1999. Of this increase, $63,000 was from lodging, $91,000 from RV/tent rental, $48,000 from food service, $45,000 in gift shop sales, $51,000 in grocery store sales, $55,000 in gasoline sales, $18,000 from float trip revenue, $30,000 from trail ride revenue, $82,000 from snowmobile revenue, $26,000 from snowcoach revenue, $4,000 from transportation revenue, and $10,000 in interest income. A decrease of $3,000 in other revenue offset these increases. The increased occupancy levels and number of guests contributed to the increases in food service, gift shop, grocery store/gasoline sales and activity rentals. In addition, increases in gasoline prices also contributed to the increase in gasoline sales.

Costs and Expenses

         The ratio of cost of merchandise sold to sales of merchandise was 59% in 2001, 60% in 2000, and 60% in 1999. Ending merchandise inventories increased from approximately $101,000 at March 31, 2000 to approximately $112,000 at March 31, 2001 mainly due to increases in gift shop and snowmobile clothing inventory.

          Operating expenses decreased by $155,000 or 7% in 2001 as compared to 2000. In addition, the ratio of operating costs to operating revenues decreased to 44% in 2001 from 45% in 2000. The major decreases in expenses consisted of $111,000 in labor, $18,000 in utilities, $12,000 in equipment rental, $14,000 in outside services, $19,000 in telephone, $36,000 in Company vehicle/travel, $16,000 in printing, $3,000 in property taxes, $6,000 in franchise fees and $7,000 in various other accounts. The above decreases were partially offset by increases of $39,000 in operating supplies, $4,000 in office supplies, $4,000 in repairs and maintenance, $14,000 in snowmobile parts and gas, $3,000 in credit card fees, $11,000 in postage and freight, $3,000 in licenses and fees, and $9,000 in insurance. Labor, utilities, outside services, and franchise fees all decreased due to the temporary closure of the property during the summer due to wildfires. Telephone costs decreased due to a change in the long distance carrier which resulted in lower per minute charges. Snowmobile parts and gas increased due to the increased rentals which include the first tank of gas. Insurance increased due to increases in health insurance rates.

          Operating expenses increased by $153,000 or 8% in 2000 as compared to 1999; however, the ratio of operating costs to operating revenues decreased to 45% in 2000 from 47% in 1999. The major increases in expenses consisted of $21,000 in labor, $19,000 in utilities, $36,000 in snowmobile parts and gas, $3,000 in Company vehicle/travel, $32,000 in outside services, $7,000 in printing, $11,000 in credit card costs, $43,000 in insurance, $13,000 in franchise fee, and $17,000 in miscellaneous. The above increases were partially offset by decreases of $32,000 in operating supplies, $8,000 in telephone, and $9,000 in licenses and fees. The increase in insurance costs was the result of implementing a health insurance plan for year round employees. Outside services increased due to the increased revenue from the horse and float activities. Snowmobile parts and gas increased due to half of the snowmobile fleet being out of warranty and due to the increased rentals which include the first tank of gas.

         General and administrative expenses increased by $135,000 or 49% in 2001 as compared to 2000 primarily due to higher management fees and increased legal fees due to the proposed elimination of winter snowmobiling. The increases consisted of $49,000 in management fees, $5,000 in office supplies, $9,000 in travel/transportation, $63,000 in legal and accounting fees, and $12,000 in fire related expenses. These increases were offset by a decrease in postage and freight of $2,000 and various other expenses of $1,000.

         General and administrative expenses increased by $66,000 or 31% in 2000 as compared to 1999. The increases consisted of $63,000 in management fees, $2,000 in postage and freight, $1,000 in travel/transportation, and $3,000 in legal and accounting fees. These increases were partially offset by a decrease in office expenses of $3,000.

Inflation

         The Company expects that it will be able to offset increased costs and expenses, principally labor, caused by inflation, by increasing prices on its services with minimal effect on operations.

Liquidity and Capital Resources

         Working capital decreased to a negative $1,360,000 at March 31, 2001 from a negative $1,339,000 at March 31, 2000. Current assets decreased by $248,000 primarily due to decreases in cash and accounts receivable. Current liabilities decreased by $227,000 primarily due to a reduction in notes payable under lines of credit. This also accounts for the reduction in cash at March 31, 2001 from the prior year.

         Further, during fiscal 2001, the Company incurred costs of approximately $433,000 related to certain construction projects. The Company may incur additional costs of between $250,000 and $500,000 prior to December 31, 2002 to complete the relocation of employee housing units as required under the NPS contract.

         The Company intends to fund these improvements through existing cash funds and cash generated from operations. Cash generated from operations was $884,000, $706,000, and $964,000 for the fiscal years ended 2001, 2000 and 1999, respectively. The construction funds will have to be obtained from outside sources to the extent they exceed cash generated from operations. There is no guarantee that the Company will be able to procure financing on favorable terms.

         During October 2000, the Company renewed a line of credit agreement ("Agreement") with an affiliated company expiring September 30, 2001, which provides for collateralized borrowings of up to $1,500,000 at an interest rate of prime plus .5 percent. Borrowings under the Agreement are collateralized by the assets and improvements of Flagg Ranch. The Company has borrowed $585,000 on this line of credit as of March 31, 2001. The terms of the Agreement contain, among other provisions, requirements for maintaining minimum cash flows (as defined in the Agreement) and place limitations on the Company's ability to make loans. As of March 31, 2001, the Company was not in compliance with the minimum cash flow requirement. On May 17, 2001, the Company received a waiver of noncompliance for the year ended March 31, 2001.

         During October 2000, the Company entered into a line of credit agreement with Jackson State Bank ("JSB Agreement"), which provides for collateralized borrowings of up to $500,000 at an interest rate of prime plus
 .875 percent. Borrowings under the JSB Agreement are collateralized by the assets and improvements of Flagg Ranch. The Company has borrowed $422,420 on the JSB Agreement as of March 31, 2001.

         During December 2000, the Company entered into an Agreement with an affiliated company expiring November 30, 2001, which provides for collateralized borrowings of up to $500,000 at an interest rate of prime plus .5 percent. Borrowings under the Agreement are collateralized by the assets and improvements of Flagg Ranch. The Company has borrowed $250,000 on this line of credit as of March 31, 2001. The terms of the Agreement contain, among other provisions, requirements for maintaining minimum cash flows (as defined in the Agreement) and place limitations on the Company's ability to make loans. As of March 31, 2001, the Company was not in compliance with the minimum cash flow requirement. On May 17, 2001, the Company received a waiver of noncompliance for the year ended March 31, 2001.

INTERNATIONAL LEISURE HOSTS, LTD.
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2001 AND 2000
--------------------------------------------------------------------------------

                                                                                2001         2000
                                                                            -----------   -----------
ASSETS (Note 5)
CURRENT ASSETS:
    Cash and cash equivalents                                               $   174,991   $   306,354
    Accounts receivable                                                           1,338       130,436
    Merchandise inventories                                                      11,200       100,936
    Prepaid expenses and other                                                   18,754        17,466
                                                                            -----------   -----------
        Total current assets                                                    307,085       555,192
                                                                            -----------   -----------

PROPERTY AND EQUIPMENT (Notes 3 and 5):
    Buildings and improvements                                                6,258,425     6,248,824
    Equipment                                                                 2,010,789     1,701,557
    Leasehold improvements                                                      325,600       325,600
    Construction in progress                                                    726,833       294,176
                                                                            -----------   -----------
        Total property and equipment                                          9,321,647     8,570,157
    Less accumulated depreciation and amortization                            2,918,567     2,592,796
                                                                            -----------   -----------
        Property and equipment - net                                          6,403,080     5,977,361
                                                                            -----------   -----------
TOTAL                                                                       $ 6,710,165   $ 6,532,553
                                                                            ===========   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Notes payable under line of credit from related party  (Note 5)          $   835,000   $ 1,460,000
   Note payable under line of credit (Note 5)                                   422,420
    Accounts payable:
      Trade                                                                     201,639       105,291
      Related party (Note 4)                                                                   70,563
    Income taxes payable                                                         24,454        59,851
    Accrued liabilities                                                          44,750        49,371
    Advance deposits                                                            139,012       149,151
                                                                            -----------   -----------
        Total current liabilities                                             1,667,275     1,894,227
DEFERRED INCOME TAXES (Note 2)                                                  156,076       178,076
                                                                            -----------   -----------
        Total liabilities                                                     1,823,351     2,072,303
                                                                            -----------   -----------
COMMITMENTS AND CONTINGENCIES (Note 3)
SHAREHOLDERS' EQUITY:
    Preferred stock, $5 par value - authorized 100,000 shares: none issued
    Common stock, $.01 par value - authorized 2,000,000 shares:                   7,184         7,184
        718,373 shares issued
    Additional paid-in capital                                                  656,426       656,426
    Retained earnings                                                         4,302,166     3,875,352
                                                                            -----------   -----------
                                                                              4,965,776     4,538,962
    Less common stock in treasury - at cost, 23,966 (2001)
        and 23,916 (2000) shares                                                (78,962)      (78,712)
                                                                            -----------   -----------
        Shareholders' equity - net                                            4,886,814     4,460,250
                                                                            -----------   -----------
TOTAL                                                                       $ 6,710,165   $ 6,532,553
                                                                            ===========   ===========

See notes to consolidated financial statements

INTERNATIONAL LEISURE HOSTS, LTD.
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED MARCH 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------

                                                          2001        2000        1999
                                                       ----------  ----------  ----------
REVENUES (Note 3):
 Sales of merchandise                                  $1,769,628  $2,016,254  $1,833,844
 Room, cabin and trailer space rentals                  1,428,073   1,748,613   1,578,763
 Snowmobile rentals                                       814,082     629,559     562,284
 Other rentals and income                                 340,481     331,128     240,313
 Insurance proceeds                                       177,011
 Interest                                                   9,923      13,175       3,161
                                                       ----------  ----------  ----------
    Total revenues                                      4,539,198   4,738,729   4,218,365
                                                       ----------  ----------  ----------

COSTS AND EXPENSES:
 Cost of merchandise                                    1,052,514   1,217,105   1,099,505
 Operating (Note 3)                                     1,977,198   2,132,352   1,979,078
 General and administrative                               145,610      59,255      56,330
 General and administrative - related party  (Note 4)     267,774     219,038     155,713
 Net loss on asset disposals (Note 4)                      25,399      55,849      13,628
 Depreciation and amortization                            360,916     454,555     395,757
 Interest:
       Related party (Notes 4 and 5)                       59,650      78,298      69,966
       Other                                               21,347
                                                       ----------  ----------  ----------
    Total costs and expenses                            3,910,408   4,216,452   3,769,977
                                                       ----------  ----------  ----------

INCOME BEFORE INCOME TAXES                                628,790     522,277     448,388

PROVISION FOR INCOME TAXES (Note 2)                       201,976     181,000     156,878
                                                       ----------  ----------  ----------
NET INCOME                                             $  426,814  $  341,277  $  291,510
                                                       ==========  ==========  ==========
NET INCOME PER COMMON SHARE - BASIC (Note 1)           $     0.61  $     0.49  $     0.42
                                                       ==========  ==========  ==========

See notes to consolidated financial statements

INTERNATIONAL LEISURE HOSTS, LTD.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED MARCH 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------

                                    Common Stock     Additional
                               --------------------   Paid-in    Retained    Treasury
                               Shares      Amount     Capital    Earnings      Stock
                               -------   ----------  ----------  ----------  ----------
BALANCE, APRIL 1, 1998         718,373   $    7,184  $  656,426  $3,242,565  ($  77,912)
  Net income                                                        291,510
                               -------   ----------  ----------  ----------  ----------
BALANCE, MARCH 31, 1999        718,373        7,184     656,426   3,534,075     (77,912)
  Purchase of common stock                                                         (800)
  Net income                                                        341,277
                               -------   ----------  ----------  ----------  ----------
BALANCE, MARCH 31, 2000        718,373        7,184     656,426   3,875,352     (78,712)
  Purchase of common stock                                                         (250)
  Net income                                                        426,814
                               -------   ----------  ----------  ----------  ----------
BALANCE, MARCH 31, 2001        718,373   $    7,184  $  656,426  $4,302,166  ($  78,962)
                               =======   ==========  ==========  ==========  ==========

See notes to consolidated financial statements

INTERNATIONAL LEISURE HOSTS, LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED MARCH 31, 2001, 2000, AND 1999
--------------------------------------------------------------------------------

                                                                2001          2000          1999
                                                             -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                 $   426,814   $   341,277   $   291,510
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization                              360,916       454,555       395,757
      Deferred income taxes                                      (22,000)      (15,000)       16,090
      Net loss on asset disposals                                 25,399        55,849        13,628
  Changes in assets and liabilities:
      Accounts receivable                                        129,098      (120,582)       13,446
      Accounts receivable from related party                                                  82,800
      Income tax refund receivable                                                            23,471
      Merchandise inventories                                    (11,066)       (8,455)      (42,087)
      Prepaid expenses and other                                  (1,289)        2,970        (8,445)
      Deposits                                                                                 1,902
      Accounts payable - trade                                    96,349        (4,949)       39,670
      Accounts payable - related party                           (70,563)       70,563       (17,929)
      Income taxes payable                                       (35,397)      (57,833)      117,684
      Accrued liabilities                                         (4,621)        5,114       (17,066)
      Advance deposits                                           (10,139)      (17,691)       53,749
                                                             -----------   -----------   -----------
          Net cash provided by operating activities              883,501       705,818       964,180
                                                             -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
      Purchases of property and equipment                       (913,884)     (916,114)   (1,301,447)
      Proceeds from sale of property and equipment               101,850       221,159        65,965
                                                             -----------   -----------   -----------
        Net cash used in investing activities                   (812,034)     (694,955)   (1,235,482)
                                                             -----------   -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Common stock purchased for treasury                           (250)         (800)
      Proceeds from line of credit                             1,007,420                     395,000
      Payments on line of credit                              (1,210,000)                    (40,000)
                                                             -----------   -----------   -----------
        Net cash (used in) provided by financing activities     (202,830)         (800)      355,000
                                                             -----------   -----------   -----------

NET (DECREASE) INCREASE IN CASH AND CASH                        (131,363)       10,063        83,698
EQUIVALENTS

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                     306,354       296,291       212,593
                                                             -----------   -----------   -----------

CASH AND CASH EQUIVALENTS, END OF YEAR                       $   174,991   $   306,354   $   296,291
                                                             ===========   ===========   ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
    Cash paid for interest                                   $    80,997   $   123,230   $   108,985
                                                             ===========   ===========   ===========
    Cash paid for income taxes                               $   202,500   $   259,000   $         0
                                                             ===========   ===========   ===========

         See notes to consolidated financial statements

INTERNATIONAL LEISURE HOSTS, LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED MARCH 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------
1.       BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

         International Leisure Hosts, Ltd. (the "Company") operates in one business segment, the ownership and operation of Flagg Ranch Resort, a full-service resort motel and trailer park located in the John D. Rockefeller Jr. Memorial Parkway, approximately four miles north of Grand Teton National Park and two miles south of the southern entrance to Yellowstone National Park.

         Significant Accounting Policies - The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America. A summary of significant accounting policies is as follows:

         a. Basis of Consolidation - The consolidated financial statements include the accounts of the Company and its subsidiary after elimination of all significant intercompany transactions and accounts.

         b. Cash Equivalents - For purposes of the consolidated statements of cash flows, cash and cash equivalents represent cash in banks, money market funds, and certificates of deposit with initial maturities of three months or less.

         c. Merchandise inventories are stated at the lower of aggregate cost (first-in, first-out basis) or market.

         d. Property and equipment are stated at cost. Depreciation is computed by straight-line and accelerated methods over the estimated useful lives, which range from 5 to 40 years. Leasehold improvements are amortized using the straight-line method over the lesser of the estimated useful life of the related asset or the term of the lease.

                  The Company reviews the carrying values of its long-lived assets and identifiable intangibles for possible impairment whenever events or changes in circumstances indicate that the carrying amount of assets to be held and used may not be recoverable. For assets to be disposed of, the Company reports long-lived assets and certain identifiable intangibles at the lower of carrying amount or fair value less cost to sell.

         e. Income taxes - Deferred income taxes have been provided for the temporary differences between financial statement and income tax reporting on certain transactions.

         f. Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         g. Net Income per Common Share - Basic net income per common share is computed by dividing net income by the weighted average number of common shares outstanding.

                  The weighted average number of common shares outstanding was 694,407, 694,492, and 694,577 for 2001, 2000 and 1999,
                  respectively. Diluted net income per share reflects potential dilution that could occur from common shares issuable through stock options, warrants or other convertible securities; however, the Company has no dilutive securities.

         h. Estimated Fair Value of Financial Instruments - The Company has estimated the fair value of its financial instruments using available market data. However, considerable judgment is required in interpreting market data to develop estimates of fair value. The use of different market assumptions or methodologies may have a material effect on the estimates of fair values. The carrying values of cash, receivables, lines of credit, accounts payable, and accrued expenses approximate fair values due to the short-term maturities or market rates of interest.

         i. New Accounting Pronouncement - The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. The effective date of SFAS No. 133 is fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivatives embedded in other contracts, and for hedging activities. It requires that entities record all derivatives as either assets or liabilities, measured at fair value. Management has determined that there will not be significant impact to the financial statements from implementing SFAS No. 133.

2.       INCOME TAXES

         The provision for federal income taxes for the years ended March 31 consists of the following:

                   2001              2000              1999
                ---------         ---------         ---------
Current         $ 223,976         $ 196,000         $ 140,788
Deferred          (22,000)          (15,000)           16,090
                ---------         ---------         ---------
Total           $ 201,976         $ 181,000         $ 156,878
                =========         =========         =========

         A reconciliation of the provision for income taxes and the amount that would be computed using statutory federal income tax rates on income before income taxes for the years ended March 31 is set forth below:

                                    2001              2000             1999
                                 ---------         ---------        ---------
Income taxes at federal rates    $ 213,789         $ 177,574        $ 152,400
Other - net                        (11,813)            3,426            4,478
                                 ---------         ---------        ---------

Provision for income taxes       $ 201,976         $ 181,000        $ 156,878
                                 =========         =========        =========

         Deferred income taxes result from temporary differences on the recognition of certain revenue and expense items for tax and financial statement purposes, principally the gain on settlement of involuntary conversion in 1982, which resulted from fire damage, which resulted in a deferred tax liability of $194,990.

3.       COMMITMENTS AND CONTINGENCIES

         The Company receives its operating authorization from the National Park Service ("NPS"). The NPS Contract (the "Contract") which became effective on January 1, 1990, will expire on December 31, 2009. Under the terms of the Contract, prior to December 31, 2002, the Company is required to move its existing 54-unit riverside motel from its current location to the high ground above the Snake River, to provide for new employee housing and make certain other improvements. The Company has chosen to meet these requirements by moving the riverside motel and converting it into employee housing, plus building additional employee support facilities, which began in summer 1998, with expected completion in summer 2002. The remaining cost of this relocation is estimated to be between $250,000 and $500,000 depending on the number of employee housing units and the extent of additional improvements required by the NPS.

         The extensive capital investments which were required by the Company's current Contract, were made based on the Park providing road access in the winter and full winter services (i.e. snowmobile rentals) for the duration of the Contract. These services are necessary to allow the Company to recover its substantial investment and provide a reasonable opportunity to realize a profit consistent with the Contract and applicable law. The Company relied on the Park's representations to expend millions of dollars in facilities improvements. Precluding the Company from offering its full spectrum of winter activities would materially and fundamentally alter key contract features and substantially interfere with the Company's ability to recover its investments or realize planned profit.

         The Contract fee to the NPS is calculated at 2 percent of gross receipts (as defined), subject to review and possible adjustment every five years. For the years ended March 31, 2001, 2000 and 1999, this fee amounted to $86,910, $93,064, and $79,712, respectively, which has been recorded as operating expense.

         Flagg Ranch faces competition from hotels, camping areas and trailer facilities in Yellowstone and Grand Teton National Parks, as well as from a large number of hotels and motels in Wyoming, Montana and Idaho, offering some facilities which are similar to those offered by Flagg Ranch. In addition, the business of Flagg Ranch is susceptible to weather conditions and unfavorable trends in the economy as a whole. Business could be significantly affected depending upon actions which might be taken by the NPS if cutbacks are made to their budget. If the NPS decides to close Yellowstone National Park for the winter months, then Flagg Ranch would have to discontinue its winter operations. NPS budget cutbacks could also negatively impact the length of the summer season and the number of visitors to the Parks and have a corresponding negative impact on Flagg Ranch revenues.

         On May 20, 1997, the Fund for Animals, Biodiversity Legal Foundation et. al. filed a lawsuit against the NPS challenging the action of the NPS regarding winter use of Yellowstone and Grand Teton National Parks. The plaintiffs asked the Federal Court to stop winter activities, primarily snowmobiling and related snow grooming, until environmental impacts are documented. A settlement agreement was reached that required the NPS to prepare an environmental impact statement ("EIS") during which time period the Parks continued activities under the then existing winter visitor-use plan.

         Upon completion of the EIS, the NPS prepared a draft winter-use plan with several alternatives. The NPS has adopted the draft winter-use plan which eliminates snowmobiling from the Park with a phase-in period of three years during which time the winter snowmobiling operation may be continued.
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
         A lawsuit has been filed by various other organizations to overturn the NPS's decision and other efforts to either overturn or modify the winter-use plan are ongoing. If these efforts are unsuccessful, then Flagg Ranch would have to suspend or discontinue winter operations completely. This would have a significant negative impact on the revenues and financial results of the Company. During fiscal 2001, winter operations accounted for approximately 35 percent of total revenues.

         Proprietary rights to certain facility improvements constructed by the Company (including the new lodge and new cabin units) have been granted to the Company under the terms of the Contract; however, the NPS may terminate the Contract and purchase the Company's improvements, upon a determination that the public interest requires Federal Government ownership of the improvements. In such event, the Federal Government is required to pay a price for said improvements equal to the cost of reconstruction less depreciation. If, however the Contract is terminated by the Federal Government for default by the Company for unsatisfactory performance as defined in the Contract, then the Federal Government is required to pay a price equal to the tax basis of the improvements. At the end of the Contract, if the Company is not the successful bidder on a new contract for the property, then the Federal Government is required to purchase from the Company the improvements (including the new lodge and new cabin units) made to the property at a price equal to the cost of reconstruction less depreciation.

         The Department of Labor ("DOL") has notified the Company, on behalf of current and past employees, that additional overtime is due for the period beginning November 1, 1997. Currently the Company pays overtime for any hours in excess of 48 during a one week period. The Company, as well as other Park concessioners in the area, have operated under an exemption that exists in the Fair Labor Standards Act. The DOL has claimed that this exemption does not apply due to conflicting language in the Contract Work Hours Safety Standard Act which requires overtime to be paid to laborers and mechanics working on a government contract after 40 hours worked during a week. If the DOL prevails, the estimate of the additional expense to the Company ranges from $40,000 to $60,000. While there is no guarantee, the Company believes it will not be subject to the additional overtime payments.

         During the Company's 2000 summer season, Yellowstone National Park and the surrounding areas were evacuated due to fire danger, causing a disruption to the Company's business. The Company filed a claim under its business interruption policy but is still in negotiations for the final payment. Total proceeds received as of March 31, 2001 were $177,000.

4.       TRANSACTIONS WITH RELATED PARTIES

         General and administrative - related party expenses for the years ended March 31, 2001, 2000 and 1999 represent management fees and administrative expenses paid to related parties and totaled $267,774, $219,038, and $155,713, respectively. Related parties during the years ended March 31, 2001, 2000 and 1999 are owned by the Company's current majority owner, Robert Walker, or family members. Related parties during the years ended March 31, 2001 and 2000 also include a company owned by the Company's current President, Michael P. Perikly.

         The Company incurred borrowings under line of credit agreements with related parties (Note 5). Interest incurred for the years ended March 31, 2001, 2000 and 1999 was $112,115, $123,230 and $108,985,
         respectively. For fiscal years 2001, 2000 and 1999, the Company capitalized $52,465, $44,932 and $39,019 of interest, respectively.

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
         During 1999, the Company repurchased 41 snowmobiles from a related party for $75,645. The Company subsequently sold the snowmobiles to an unrelated entity and recognized a loss of approximately $14,000.

         At March 31, 2000, the Company recorded payables of $70,563 to related parties for certain operating expenses paid by the related parties on behalf of the Company.

         During the years ended March 31, 2001 and 2000, the Company paid approximately $30,000 each year to a related party for construction costs related to the new employee housing and other facility improvements.

5.       NOTES PAYABLE UNDER LINES OF CREDIT

         The Company has a line of credit agreement ("Agreement") with an affiliated company expiring September 30, 2001, which provides for collateralized borrowings of up to $1,500,000 at an interest rate of prime plus .5 percent. Borrowings under the Agreement are collateralized by the assets and improvements of Flagg Ranch. The Company has borrowed $585,000 on this line of credit as of March 31, 2001. The terms of the Agreement contain, among other provisions, requirements for maintaining minimum cash flows (as defined in the Agreement) and places limitations on the Company's ability to make loans. As of March 31, 2001, the Company was not in compliance with the minimum cash flow requirement. On May 17, 2001, the Company received a waiver of noncompliance for the year ended March 31, 2001.

         The Company has a line of credit agreement with Jackson State Bank ("JSB Agreement"), which provides for collateralized borrowings of up to $500,000 at an interest rate of prime plus .875 percent. Borrowings under the JSB Agreement are collateralized by the assets and improvements of Flagg Ranch. The Company has borrowed $422,420 on the JSB Agreement as of March 31, 2001.

         The Company has an Agreement with an affiliated company expiring November 30, 2001, which provides for collateralized borrowings of up to $500,000 at an interest rate of prime plus .5 percent. Borrowings under the Agreement are collateralized by the assets and improvements of Flagg Ranch. The Company has borrowed $250,000 on this line of credit as of March 31, 2001. The terms of the Agreement contain, among other provisions, requirements for maintaining minimum cash flows (as defined in the Agreement) and places limitations on the Company's ability to make loans. As of March 31, 2001, the Company was not in compliance with the minimum cash flow requirement. On May 17, 2001, the Company received a waiver of noncompliance for the year ended March 31, 2001.

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INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
International Leisure Hosts, Ltd.
Tempe, Arizona

We have audited the accompanying consolidated balance sheets of International Leisure Hosts, Ltd. and subsidiary (the "Company") as of March 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended March 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at March 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

/S/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Phoenix, Arizona

May 17, 2001
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
--------------------------------------------------------------------------------
CORPORATE INFORMATION

Directors                                                Officers
---------                                                --------
Robert L. Walker                                         Robert L. Walker
Chairman and Director of                                 Chairman and Chief
International Leisure Hosts, Ltd.                        Executive Officer

Bonnie J. Walker                                         Michael P. Perikly
Secretary/Treasurer of                                   President
PNI, INC.

A. Clarene Law                                           Thomas J. Kase
Owner and Chief Executive Officer                        Secretary and Treasurer
of Elk Country Motels

William S. Levine
Director, Infinity Broadcasting Corporation
Chairman, Infinity Outdoor, Inc.

Victor W. Riches
Real Estate developer in Arizona

Annual Meeting

         The annual meeting of the shareholders of International Leisure Hosts, Ltd., will be held at the Company's corporate offices located at 3207
         S. Hardy Drive, Tempe, Arizona 85282 on January 4, 2002, at 10:00 a.m., local time.

Form 10-KSB

         A copy of the Form 10-KSB annual report as filed with the Securities and Exchange Commission is available to any shareholder upon written request. Requests should be directed to the attention of Michael P. Perikly, President, International Leisure Hosts, Ltd., 3207 S. Hardy Drive, Tempe, Arizona 85282.

Registrar and Transfer Agent                           Legal Counsel
----------------------------                     -------------------------------
American Stock Transfer & Trust Co               Rothgerber Johnson & Lyons, LLP
New York, New York                               Denver, Colorado

Independent Accountants

         Deloitte & Touche LLP
         Phoenix, Arizona

Corporate Headquarters

         International Leisure Hosts, Ltd.
         3207 S. Hardy Drive
         Tempe, Arizona 85282
         (480) 829-7600

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